Exhibit 99.1

Carlyle Credit Income Fund Announces Third Quarter Financial Results and Declares Monthly Common and Preferred Dividends
New York – August 19, 2025 - Carlyle Credit Income Fund (“we,” “us,” “our,” “CCIF” or the “Fund”) (NYSE: CCIF) today announced its financial results for its third quarter ending June 30, 2025. The full detailed presentation of the Fund’s third quarter 2025 financial results can be viewed on the Fund’s website (carlylecreditincomefund.com/investor-dashboard).
“We believe our third quarter performance reflects CCIF's resilience in navigating a complex market environment,” said Nishil Mehta, CCIF’s Principal Executive Officer and President. “We continue to hold a diversified portfolio of CLO equity with ample time remaining in reinvestment period, providing third-party managers the flexibility to actively manage loan portfolios. During the quarter, we selectively deployed capital, completed two opportunistic resets, and maintained a stable monthly dividend that is covered by core net investment income. We think the portfolio is well-positioned to deliver an attractive dividend yield to our shareholders.”
Over the past quarter, the Fund has successfully:
•Maintained the monthly dividend of 10.5 cents through November 2025, equating to a 22.07% annualized dividend based on share price as of August 15, 2025, or 19.33% based on the Fund’s NAV as of July 31, 2025.

•Funded $28.1 million in new CLO investments with a weighted average GAAP yield of 14.56%. The aggregate portfolio weighted average GAAP yield was 15.11% as of June 30, 2025.

•Sold 1,400,000 common shares in connection with the ATM offering program at a premium to NAV for net proceeds of $9.2 million.

•Converted $5.0 million of the remaining $8.5 million 7.125% Series B Convertible Preferred Shares into common shares of the Fund at a premium to NAV.
Net investment income was $0.19 per common share, adjusted net investment income was $0.22 per common share, and core net investment income was $0.35 per common share for the third quarter of 2025. Adjusted Net Investment Income Per Common Share and Core Net Investment Income Per Common Share are Non-GAAP financial measures described in further detail below. Net asset value per common share was $6.51 as of June 30, 2025. The total fair value of investments was $200.4 million as of June 30, 2025.
Dividends
CCIF is maintaining a monthly dividend on shares of the Fund’s common stock of $0.1050 per share for September, October, and November 2025.

Security	Amount per Share	Record Dates	Payable Dates
Common Stock	$0.1050	September 18, 2025	September 30, 2025
		October 21, 2025	October 31, 2025
		November 17, 2025	November 28, 2025
CCIF is also pleased to announce the declaration of dividends on shares of the Fund’s 8.75% Series A Term Preferred Shares of $0.1823 per share for September, October, and November 2025.
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Security	Amount per Share	Record Dates	Payable Dates
Series A Preferred Shares	$0.1823	September 18, 2025	September 30, 2025
		October 21, 2025	October 31, 2025
		November 17, 2025	November 28, 2025
Conference Call
The Fund will host a conference call at 10:00 a.m. EDT on Wednesday, August 20, 2025 to discuss its third quarter financial results. Please register for the conference call here. The conference call information will also be available via a link on Carlyle Credit Income Fund’s website and the recording will be available on our website soon after the call’s completion.
Non-GAAP Financial Measures
On a supplemental basis, we are disclosing Adjusted Net Investment Income Per Common Share and Core Net Investment Income Per Common Share, which are calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). We use these non-GAAP financial measures internally to analyze and evaluate financial results and performance, and we believe these non-GAAP financial measures are useful to investors gauging the quality of the Fund's financial performance, identifying trends in its results and providing meaningful period-to-period comparisons The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
About Carlyle Credit Income Fund
Carlyle Credit Income Fund (NYSE: CCIF) is an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations (“CLOs”). The CLOs are collateralized by a portfolio consisting primarily of U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF is externally managed by Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an SEC-registered investment adviser and wholly owned subsidiary of Carlyle. CCIF draws upon the significant scale and resources of Carlyle as one of the world's largest CLO managers.
Web: www.carlylecreditincomefund.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:

Investors:	Media:
Nishil Mehta	Kristen Greco Ashton
+1 (866) 277-8243 investorrelations@carlylecreditincomefund.com	+1 (212) 813-4763 kristen.ashton@carlyle.com
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